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                                             EXHIBIT 16.0



ERNST & YOUNG LLP             Suite 3500          Phone:  206-621-1800
                           999 Third Avenue
                       Seattle, Washington 98104



March 2, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 2, of Gargoyles, Inc. and are in agreement with the statements contained in the first and second sentences of the first paragraph and all three sentences in the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                   ERNST & YOUNG LLP